EXHIBIT 10.44

                              FOUNDATION AGREEMENT
                              --------------------

      THIS FOUNDATION AGREEMENT ("Agreement"), dated as of this 17th day of March, 2000, is made between United Solar Systems Corp. ("United Solar"), a Delaware corporation, with its principal office at 1100 West Maple Road, Troy, Michigan 48084, and Bekaert Corporation ("Bekaert"), a Delaware corporation, with its principal office at 3200 West Market Street, Suite 303, Akron, Ohio 44333, and Energy Conversion Devices, Inc. ("ECD"), a Delaware corporation, with its principal office at 1675 West Maple Road, Troy, Michigan 48084.

                                    RECITALS:
                                    --------

      A. United Solar is in the business of designing, manufacturing, marketing and selling Strip Cells, PV Products and PV Systems, and is owned 49.998% by ECD, 49.998% by Canon, Inc. ("Canon") and 0.004% by the Haru M. Reischauer Trust dated April 23, 1990 (the "Reischauer Trust").

      B. The Bekaert Group, the ultimate parent company of which is N.V. Bekaert S.A., a Belgian corporation with its registered office at Bekaertstraat 2, 8550 Zwevegem, Belgium ("NVB"), and corporations with core technologies of metal transformation and coatings, including advanced material technology for thin metal fibers, innovative thin sputtered coatings and glass-reinforced plastic products.

      C. ECD is a company engaged in the synthesis of new families of disordered materials and the development of advanced production technology and innovative products, with particular expertise in the development and commercialization of thin film photovoltaic solar cells using proprietary materials, designs, processes and production equipment.

      D. United Solar owns 99.9 % of the shares of United Solar Systems de Mexico, S.A. de C.V., a Mexican corporation, with its principal office at Av. La Paz No. 10009, Parque Industrial Pacifico, Tijuana, Baja California, C.P. 22670, Mexico ("United Solar Mexico"), which is engaged in assembly of PV Products and PV Systems for United Solar.

      E. United Solar and Bekaert desire to form a joint venture structured as a limited liability company organized under the laws of the State of Delaware to be known as Bekaert ECD Solar Systems, LLC (the "Company"), which, together with United Solar, will engage in the business of developing, designing, manufacturing, marketing and selling PV Products and PV Systems.

      F. As a necessary condition to the joint venture, all of the capital stock in United Solar owned beneficially or of record by Canon will be bought by ECD.

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            NOW, THEREFORE, in consideration of the promises and payments hereinafter set forth, and for other good and valuable consideration, the mutual receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    OVERVIEW
      --------

      1.1 At the Closing. At or prior to the Closing the following transactions will occur:

        (a) Bekaert and United Solar will form a Delaware limited liability company as set forth in Sections 2 and 3;

        (b) Bekaert will purchase a 19% ownership interest in United Solar as set forth in Section 4;

        (c) United Solar Mexico will become a 99.9% subsidiary of the Company through its contribution to the Company by United Solar;

        (d) ECD will purchase all of the capital stock held beneficially or of record by Canon in United Solar; and

        (e) United Solar will purchase all of the capital stock held beneficially or of record by the Reischauer Trust in United Solar.

      1.2 Post Closing. After the Closing, at the option of Bekaert, ECD will transfer all of its right, title and interest in and to Suryovonics and Sovlux PV to United Solar, without additional remuneration to ECD.

      1.3 Products. The Company will design, manufacture (excluding Strip Cells), market and sell PV Products and PV Systems. The Company will enter into technology and patent license contracts with each of United Solar, ECD and Canon and will lease certain equipment to United Solar for the production of Strip Cells or parts of Strip Cells. United Solar will use such technology and such equipment to manufacture Strip Cells or parts of Strip Cells and will exclusively supply its output to the Company pursuant to an exclusive supply agreement.

2.    FORMATION, NATURE AND PURPOSES OF JOINT VENTURE
      -----------------------------------------------

      2.1 Formation of the Company. On the Closing Date (the "Formation Date"), United Solar and Bekaert shall cause the Company to be formed by executing and filing a Certificate of Formation with the Delaware Secretary of State in accordance with applicable provisions of Sections 18-201 et seq. of the Act, in the form attached hereto as Exhibit 2.1A. Bekaert and United Solar shall on the Formation Date execute and deliver a Limited Liability Company


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Agreement of Bekaert ECD Solar Systems LLC (the "LLC Agreement"), in the form attached hereto as Exhibit 2.1B, and consistent with the provisions of the Act. The Company's principal place of business shall be 1100 West Maple Road, Troy, Michigan 48084. On and after the Formation Date, the parties shall cause to be filed all documents as may be required by this Agreement or by Law in connection with the formation and operation of the Company and shall make, execute, and file and shall cause the Company to make, execute and file all additional charter documents, certificates, agreements and other instruments as may reasonably be necessary or appropriate for the conduct of the business of the Company.

3.    MEMBER CONTRIBUTIONS
      --------------------

      3.1 Contributions. United Solar and Bekaert shall each contribute cash and/or property to the Company, as more fully set forth below, in exchange for a 40% and 60% interest, respectively in the Company. All cash payments to be made under this Section 3 shall be payable by wire transfer to a bank account to be designated by the payee, in U.S. currency at the dates specified below.

      3.2 United Solar's Contributions. At Closing, in return for a 40% interest in the Company, United Solar shall contribute to the Company the following, which is valued at Twenty-Eight Million US Dollars (US$28,000,000) in the aggregate:

        (a) Twenty-Eight Million Fifty-Six Thousand US Dollars (US$28,056,000), payable as follows:

              (i) at Closing, cash in the amount of Twenty-Three Million Fifty-Six Thousand US Dollars (US$23,056,000);

              (ii) the balance of Five Million US Dollars (US$5,000,000) shall be paid on an as needed basis as determined by the Management Committee of the Company but in any event no later than the third (3rd) anniversary of the Closing Date; and

        (b) all of United Solar's shares of capital stock in United Solar Mexico shall be transferred and assigned to the Company.

(collectively, the "United Solar Contributed Assets").

      3.3 Bekaert's Contribution. In return for a 60% interest in the Company, Bekaert shall contribute to the Company cash in the amount of Forty-Two Million US Dollars (US$42,000,000), payable as follows:

        (a)   at Closing, cash in the amount of Twelve Million US Dollars

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              (US$12,000,000);

        (b) the balance of Thirty Million US Dollars (US$30,000,000) shall be paid on an as needed basis as determined by the Management Committee of the Company.

      3.4 Retained Liabilities. Except for running royalty payments pursuant to the Sohio Partnership Termination Agreement of June 2, 1986, the Company shall not assume or be obligated to satisfy or perform any liability, obligation or commitment of United Solar or Bekaert of whatever nature, whether known or unknown, fixed or contingent.

      3.5 Conveyance of Title. The conveyance of title to the United Solar Contributed Assets shall be effected by the execution and delivery of such bills of sale, certificates of title, assignments, deeds, endorsements, and other documents of conveyance as shall be deemed reasonably suitable to convey good and marketable title to the United Solar Contributed Assets to the Company. The documents of title delivered hereunder shall covenant that good and marketable title to the United Solar Contributed Assets shall be conveyed to the Company, free and clear of all Liens except as otherwise expressly provided in this Agreement.

      3.6 ECD's and United Solar's Required Actions. On or prior to the Closing, ECD shall cause the following to occur:

        (a) ECD shall purchase all of the capital stock held beneficially or of record by Canon in United Solar; and

        (b) United Solar shall purchase all of the capital stock held beneficially or of record by the Reischauer Trust in United Solar.

      3.7 Post-Closing Transfer of Assets and Liabilities. Certain assets, liabilities and contracts of United Solar will be transferred from United Solar to the Company at a later date as agreed to in the Business Plan as approved by the Management Committee of the Company.

4.    PURCHASE AND SALE OF UNITED SOLAR SHARES; CONTROL.
      -------------------------------------------------

      4.1 Purchase of Shares. On the Closing Date, United Solar shall sell, transfer and deliver to Bekaert, and Bekaert hereby subscribes to and purchases 1,372,015 shares of common stock of United Solar (the "Shares") representing 19% of the issued and outstanding shares of United Solar as of the Closing Date.

      4.2 Purchase Price. The aggregate purchase price for the Shares shall be Thirty Million US Dollars (US$30,000,000), payable on the Closing Date via wire transfer of immediately available funds to an account designated by United Solar at least two (2) Business

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Days prior to the Closing Date.

      4.3 Control of United Solar. ECD acknowledges that after Closing ECD has sole control in United Solar and that Bekaert has no significant influence, directly or indirectly, in United Solar until Unification.

5.    TRANSACTION AGREEMENTS.
      -----------------------

       On the Closing Date, Bekaert, United Solar, the Company and/or ECD shall enter into the following, as indicated (collectively, herein the "Transaction Agreements"):

      5.1 Limited Liability Company Agreement. Bekaert and United Solar will enter into a LLC Agreement which will govern the operation of the Company, in the form of Exhibit 2.1(B) attached hereto.

      5.2 Shareholders' Agreement. Bekaert and United Solar will enter into a Close Corporation Shareholder Agreement which shall contain voting rights and buy-sell rights regarding United Solar, in the form of Exhibit 5.2 attached hereto (the "Close Corporation Shareholder Agreement").

      5.3 Supply Agreement. The Company will enter into an Exclusive Supply Agreement with United Solar, pursuant to which United Solar will supply the Company with Strip Cells or parts of Strip Cells, in the form of Exhibit 5.3 attached hereto (the "Exclusive Supply Agreement").

      5.4  Equipment.

        (a) The Company will enter into an Equipment Fabrication Services Agreement with ECD, pursuant to which the Company shall purchase certain 25 MW equipment for the manufacture of Strip Cells and PV Products, in the form of Exhibit 5.4(a) attached hereto (the "Equipment Fabrication Services Agreement").

        (b) The Company will enter into an Equipment Lease Agreement with United Solar, pursuant to which the Company will lease certain equipment to United Solar, in the form of Exhibit 5.4(b) attached hereto (the "Equipment Lease").

      5.5  Technology.

        (a) ECD and the Company will enter into an ECD/Bekaert ECD Solar Systems LLC License Agreement, pursuant to which ECD and the

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              Company will grant each other certain intellectual property rights, in the form of Exhibit 5.5 (a) attached hereto (the "ECD-BESS Agreement").

        (b) NVB and United Solar will enter into an NVB/United Solar Systems Corp. License Agreement, pursuant to which NVB and United Solar will grant each other certain intellectual property rights, in the form of Exhibit 5.5(b) (the
              "NVB-United Solar Agreement").

        (c) United Solar and the Company will enter into a United Solar Systems Corp.-Bekaert ECD Solar Systems LLC License Agreement, pursuant to which United Solar and the Company will grant each other certain intellectual property rights, in the form of
              Exhibit 5.5(c) attached hereto (the "United Solar-BESS
              Agreement").

        (d) United Solar and the Company will enter into a Research and Development Agreement, in the form of Exhibit 5.5(d) (the "R&D Agreement").

      5.6 Services Agreement. The Company will enter into a Services Agreement with United Solar, in the form of Exhibit 5.6 (the "Services Agreement").

      5.7  Employee Lease Agreements.
           -------------------------

        (a) The Company will enter into an Employee Lease Agreement with United Solar, in the form of Exhibit 5.7(a) (the "United Solar Employee Lease Agreement").

        (b) The Company will enter into an Employee Lease Agreement with Bekaert, in the form of Exhibit 5.7(b) (the "Bekaert Employee Lease Agreement").

      5.8 Bekaert/BESS Subscription Agreement. Bekaert, United Solar and the Company will enter into a Subscription Agreement pursuant to which Bekaert will purchase an additional Membership Interest in the Company upon the events described therein, in the form of Exhibit 5.8 (the "Bekaert/BESS Subscription Agreement").

      5.9 Unification Agreement. Bekaert and United Solar will enter into a Unification Agreement pursuant to which Bekaert will agree to contribute its interest in the Company to United Solar in return for an additional interest in United Solar, in the form of Exhibit 5.9 (the "Unification Agreement").

      5.10 Noncompetition   Agreement.  ECD, Bekaert and NVB will enter into  a
Noncompetition Agreement, in the form of Exhibit 5.10 (the "Noncompetition Agreement").

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      5.11 Additional Interest Agreement.  Bekaert, United Solar and ECD will enter into an Additional Interest Agreement, in the form of Exhibit 5.11 (the "Additional Interest Agreement").

6.         REPRESENTATIONS AND WARRANTIES OF ECD
           --------------------------------------

      ECD represents and warrants to Bekaert that the following statements contained in this Section 6 are true, complete and correct each of which are independently material and may be relied upon without regard to any investigation by Bekaert:

      6.1 Organization; Authorization. United Solar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. United Solar has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of United Solar in connection herewith. The execution and delivery of this Agreement and each other agreement, instrument and document to be executed by United Solar hereunder have been duly and validly authorized and approved by United Solar's board of directors, and no other corporate proceedings on the part of United Solar are necessary to authorize the execution and delivery by United Solar of this Agreement and the related documents. This Agreement and each agreement, document and instrument executed and delivered by United Solar pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of United Solar enforceable in accordance with their terms.

      ECD has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of ECD in connection herewith. The execution and delivery of this Agreement and each other agreement, instrument and document to be executed by ECD hereunder have been duly and validly authorized and approved by ECD's board of directors, and no other corporate proceedings on the part of ECD are necessary to authorize the execution and delivery by ECD of this Agreement and the related documents. This Agreement and each agreement, document and instrument executed and delivered by ECD pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of ECD enforceable in accordance with their terms.

      6.2 Qualification. United Solar is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or the ownership of its properties requires it to be so qualified or licensed, where its failure to be so qualified or licensed would not have a material adverse effect.

      6.3  Capital Stock; Beneficial Ownership.
           -----------------------------------
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        (a)   Capital Stock. The authorized capital stock of United Solar consists of 6,300,500 shares, of which 6,000,500 shares are Common Stock, par value one cent ($.01) per share, and 300,000 shares of Convertible Common Stock, par value one cent ($.01) per share. The Common Stock is divided into three series, consisting of 3,000,000 shares of Series A Common Stock, 3,000,000 shares of Series B Common Stock and 500 shares of Series C Common Stock. The parties shown on Schedule 6.3(a) are the record and beneficial owners of the United Solar shares shown on such schedule. All of the issued and outstanding United Solar shares have been duly authorized and validly issued, are fully paid and non-assessable, and have been issued in compliance with (and since issuance, have not been transferred except in compliance with) all applicable federal and state securities laws and any preemptive rights, rights of first refusal, or similar rights. Except as set forth on Schedule 6.3(a), there does not exist nor is there outstanding any right or security granted or issued to any person or entity to cause United Solar to issue or sell any shares of capital stock of United Solar to any person or entity (including, without limitation, any stock option, warrants, rights, commitments, convertible debt obligation, subscription for stock or securities convertible into stock of United Solar, or any other similar right, security, instrument or agreement). There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the United Solar shares.

        (b) Ownership. ECD owns beneficially and of record its shares in United Solar free and clear of any Liens. Upon consummation of the transactions contemplated hereby, ECD will own beneficially and of record 81% of the issued and outstanding shares in United Solar and Bekaert will own 19% of such shares.

      6.4 Subsidiaries. Schedule 6.4 sets forth for each of United Solar's subsidiaries (the "Subsidiary" or collectively, the "Subsidiaries"): (a) the number and class of authorized shares of capital stock or membership interest,
(b) the number of issued and outstanding shares of capital stock, the names of the holders thereof, and the number of shares of capital stock held by each such holder, and (c) the directors and officers of each Subsidiary. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation. Each Subsidiary is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or the ownership of its properties requires it to be so qualified or licensed, where its failure to be so qualified or licensed would not have a material adverse effect. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable. The Subsidiaries are owned of record and beneficially as indicated on Schedule 6.4 hereto, free and clear of any taxes, Liens, options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the stockholder to sell, transfer, or otherwise dispose of shares of capital stock of any Subsidiary or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its shares of capital stock. There are no outstanding equity appreciation, profit participation, or similar rights with respect to the Subsidiaries. There are no voting trusts, proxies, or other

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agreements or understandings with respect to the voting of any shares of capital stock of the Subsidiaries.

      6.5 Governmental Authorities; Consents. Except for the applicable requirements of the HSR Act, neither United Solar, ECD nor any Subsidiary is required to submit any notice, report or other filing with any Governmental Authority in connection with its execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by it in connection herewith and the consummation of the transaction contemplated hereby, and such execution, delivery and performance: (a) will not violate any Law by which United Solar, ECD or any Subsidiary is bound, or any agreement or Approval to which United Solar, ECD or any Subsidiary is a party,
(b) will not violate any provision of the Certificate of Incorporation or the By-Laws of United Solar, ECD or any Subsidiary, and (c) will not result in a breach or violation of, or constitute a default under, or give rise to a right of any party to accelerate, modify or terminate, any contract, agreement, instrument or indenture to which United Solar, ECD or any Subsidiary is a party. No consent, approval or authorization of any Governmental Authority or any other person is required to be obtained by United Solar, ECD or any Subsidiary in connection with its execution, delivery and performance of this Agreement or any other document, instrument, or agreement to be executed and delivered by United Solar, ECD or any Subsidiary in connection herewith.

      6.6  Real and Personal Property.
           --------------------------
        (a) Real Property. (i) Schedule 6.6(a) identifies (A) all of the real property presently owned by United Solar and/or the Subsidiaries (collectively, the "Owned Real Property"), and (B) all real property presently demised or proposed to be demised by a lease or sublease (collectively, the "Leases") to United Solar or the Subsidiaries or otherwise occupied by United Solar or the Subsidiaries (collectively, the "Leased Real Property," and together with the Owned Real Property, the "Real Property").

              (ii) Each Lease is in full force and effect, and United Solar or the Subsidiaries hold a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein, respectively. Neither United Solar nor any Subsidiary is in default under any Lease, and, no events have occurred and no circumstances exist which, if unremedied, and whether with or without notice or the passage of time or both, would result in such a default. United Solar and ECD have made available to Bekaert a complete and accurate copy of each of the Leases, including all amendments thereto.

              (iii) United Solar and the Subsidiaries own with good title, each parcel of Owned Real Property identified on Schedule 6.6(a), free and clear of all Liens.

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              (iv)  All buildings located on the Real Property are in good condition, suitable for the operation of the business and for the specific purposes for which they are intended to be used.

              (v) The Real Property is presently zoned to permit the current use of the Real Property, and said zoning is pursuant to statute or ordinance, not pursuant to any variance or conditional permit granted with respect to the Real Property, and does not require any further approval nor any other action by United Solar or the Subsidiaries. There are no contemplated or pending zoning changes that would affect the Real Property.

              (vi) The Real Property, and the use, operation, and maintenance thereof, are not in violation of any restrictive covenant, agreement or permit applicable thereto, or of any building code, ordinance, statute, regulation or requirement of any Governmental Authority having jurisdiction thereof, and neither United Solar nor any Subsidiary have received any notice regarding any such violation.

        (b) Personal Property. Except as set forth on Schedule 6.6(b)(1), United Solar and the Subsidiaries have good, marketable and indefeasible title to all of their assets, free and clear of all Liens or sale agreements whatsoever. The United Solar Contributed Assets: (i) include all assets and properties (including leasehold interests) (x) used or held for use by United Solar to conduct its PV Products and PV Systems business as currently conducted, and (y) necessary to operate the Company's PV Products and PV Systems business as contemplated by this Agreement, (ii) are in good repair, have been well maintained, are in good operating condition, are fit for continued use in the Company's business after the Closing Date without interruption and do not require any material modifications or repairs, and
 (iii) comply in all material respects with all applicable laws, ordinances and regulations. Except for the United Solar Contributed Assets, the assets of United Solar and the Subsidiaries: (i) include all assets and properties (including leasehold interests) (x) used or held for use by United Solar and the Subsidiaries to conduct their business as currently conducted, and (y) necessary to operate United Solar's and the Subsidiaries' business after the Closing of this Agreement, (ii) are in good repair, have been well maintained, are in good operating condition, are fit for continued use in United Solar's and the Subsidiaries' business after the Closing Date without interruption and do not require any material modifications or repairs, and (iii) comply in all material respects with all applicable laws, ordinances and regulations.
 Schedule 6.6(b)(2) sets forth the fixed assets and the inventory on hand of United Solar and of each Subsidiary.

      6.7  Financial Statements.
           --------------------
        (a) United Solar has delivered to Bekaert the following financial statements, copies of which are attached hereto as Schedule 6.7:

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              (i)   Audited balance sheets of United Solar and its
      consolidated Subsidiaries for fiscal years ending on December 31, 1998 and 1997 and statements of income, retained earnings and cash flows for the years then ended.

              (ii) A balance sheet of United Solar and its consolidated Subsidiaries for the fiscal year ending December 31, 1999 (the "Interim Balance Sheet") and statements of income, retained earnings and cash flows for the period then ended.

      Said financial statements have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby, are complete and correct and present fairly the financial condition of United Solar and each Subsidiary at the dates of said statements and the results of its operations for the periods covered thereby.

        (b)   As of the date of the Interim Balance Sheet, neither United
Solar nor the Subsidiaries had liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of United Solar or the Subsidiaries or the conduct of its business prior to the date of the Interim Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Interim Balance Sheet.

        (c)   As of the Closing Date, neither United Solar nor the
Subsidiaries have liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of United Solar or the Subsidiaries or the conduct of their business prior to the Closing Date, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Interim Balance Sheet or the notes thereto and (ii) relating to bona fide accounts payable to third party trade creditors which are not more than thirty (30) days past due and which have been incurred after the date of the Interim Balance Sheet in the ordinary course of business of United Solar or the Subsidiaries consistent with the terms of this Agreement.

      6.8  Taxes.
           -----
        (a) United Solar and each Subsidiary has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes,

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whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), owed or required to be paid by it through the date hereof whether disputed or not. United Solar and each Subsidiary has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period.

        (b) There has not been any audit of any tax return filed by United Solar or a Subsidiary, no such audit is in progress, and United Solar and the Subsidiaries have not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by United Solar or a Subsidiary is in force, and no waiver or agreement by United Solar or a Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

        (c) United Solar has never been (or has ever had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). United Solar has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. Neither United Solar nor the Subsidiaries owns or has ever owned a direct or indirect interest in any trust, partnership, corporation or other entity, other than United Solar's ownership of the Subsidiaries. United Solar is not a party to any tax sharing agreement.

      6.9 Accounts Receivable. Schedule 6.9 attached hereto lists all of the accounts receivable of United Solar and each Subsidiary as of February 23, 2000, and all of the accounts receivable shown or reflected thereon are bona fide, valid and enforceable claims, fully collectible and subject to no setoff or counterclaim. All accounts receivable contained in the United Solar Contributed Assets are collectable in full without any set-off within sixty (60) days after the Closing Date.

      6.10 Ordinary Course. Since the date of the Interim Balance Sheet, United Solar and the Subsidiaries have conducted their business only in the ordinary course and consistently with their prior practices, including, without limitation, the collection of accounts receivable and the payment of accounts payable within periods consistent with past practices.

      6.11 Intellectual Property.
           ---------------------
        (a) Subject to the existing agreements listed in Schedule 6.11(e) hereof, United Solar and each Subsidiary have exclusive ownership of, or valid license to use, all patents, copyrights, trade secrets, trademarks, know how, computer software, licenses, service marks, trade or product names, company names, logos, customer lists, mailing lists, sales and advertising materials, engineering information, technology, development rights, drawings and designs, files and shop notes, customer specifications, supplier information, manufacturing or other processes, systems, data compilations, research results or other proprietary rights used by United Solar and the Subsidiaries in the PV field (collectively, "Intellectual Property"). All of the rights of United Solar, ECD and the Subsidiaries in the Intellectual Property may be freely licensed or sublicensed subject to the rights of third parties set forth in the existing agreements listed in Schedule 6.11(e). United Solar, ECD and the Subsidiaries have not been notified of any claims or demands by any other person pertaining to any of the Intellectual Property, and no proceedings have been instituted, or to ECD's Knowledge are threatened, which challenge the rights of United Solar, ECD or the Subsidiaries in respect thereof. No proceeding charging United Solar, ECD or a Subsidiary with infringement has been filed or to ECD's Knowledge is threatened to be filed relating to the Intellectual Property.

        (b) All patents, patent applications, trademark registrations, trademark applications and registered copyrights included in the Intellectual Property are identified on Schedule 6.11(b) and have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

        (c) All licenses or other agreements under which ECD, United Solar and/or the Subsidiaries are granted rights in any Intellectual Property are listed in Schedule 6.11(c). The only obligation of United Solar to pay royalties to third parties resides in the Sohio Partnership Termination Agreement of June 2, 1986. Any and all royalties received by United Solar as a result of sub-licensing any Intellectual Property may be retained by United Solar without any payment to ECD. All said licenses or other agreements are in full force and effect, and there is no material default by any party thereto.

        (d) All licenses or other agreements under which United Solar, the Subsidiaries and/or the Company has granted rights to others in any Intellectual Property and the royalties thereunder are listed in Schedule 6.11(d).

        (e) All licenses or other agreements under which ECD has granted intellectual property rights to others applicable in the PV field (other than routine march-in rights included in government contracts) are listed in Schedule 6.11(e).

      6.12 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to ECD's Knowledge, threatened against United Solar or the Subsidiaries which adversely effect United Solar's or the Subsidiaries' prospects, financial condition, assets or business, or would prevent or hinder the consummation of the transactions contemplated by this Agreement or the transactions contemplated hereby. There is no state of facts or event which could reasonably be expected to form the basis for such a claim, litigation, investigation or proceeding. There is no arbitration award, judgment, order, decree or similar restriction outstanding against United Solar or the Subsidiaries relating to the business, properties or assets of United Solar or the Subsidiaries. There is no litigation or governmental or administrative proceeding or investigations pending or, to ECD's Knowledge, threatened against United Solar or the Subsidiaries regarding customs, tariff or non-tariff regulations.

      6.13 Contracts.  Schedule 6.13 contains a complete and accurate list of:

        (a) each Contract to which United Solar or any Subsidiary is a party or by which it is bound, involving amounts in excess of Twenty-Five Thousand US Dollars (US$25,000) or which cannot be canceled without penalty by United Solar or any Subsidiary on less than sixty (60) days' notice;

        (b) all loan, financing, security, credit or other Contracts evidencing or relating to indebtedness, guarantees, or Liens of United Solar and any Subsidiary in excess of Twenty-Five Thousand US Dollars (US$25,000) in each case;

        (c) all Contracts with distributors, dealers or sales representatives of United Solar and any Subsidiary;

        (d) all management, employment, or agency Contracts and collective bargaining Contracts of United Solar and any Subsidiary;

        (e) all Contracts providing employee benefits not listed in Schedule 6.19 of United Solar and any Subsidiary;

        (f) all Contracts which contain an obligation of confidentiality with respect to information furnished by United Solar or any Subsidiary to a third party or received by United Solar or any Subsidiary from a third party;

        (g) all Contracts containing covenants limiting the freedom of United Solar or any Subsidiary to compete in any line of business or with any Person or in any geographic area or market and not already disclosed in another Schedule to this Agreement;

        (h) all Contracts relating to patents, trademarks, trade names or copyrights or applications for any thereof, inventions, trade secrets or other proprietary information of United Solar and any Subsidiary not already disclosed on Schedule 6.11;

        (i) all Contracts for the past or present disposal of waste of United Solar and any Subsidiary involving amounts in excess of Twenty-Five Thousand US Dollars (US$25,000) in each case;

        (j) all Contracts between ECD and United Solar or their respective Affiliates, officers, directors, consultants or employees (or relatives of any of the foregoing);

        (k) all other Contracts entered into other than in the ordinary course of business consistent with past practices, including, but not limited to, Contracts (i) with suppliers for the purchase of goods or services in excess of normal requirements or at prices in excess of the current market price, (ii) for the sale by United Solar or any Subsidiary of goods or services at prices not reasonably calculated to produce gross profit margins consistent with those achieved by United Solar or any Subsidiary during its three prior fiscal years, or (iii) which contain terms or conditions which United Solar or any Subsidiary cannot reasonably expect to fulfill in their entirety;

        (l) All Contracts between and among Canon and/or any of its subsidiaries, on the one hand, and United Solar and/or any of the Subsidiaries on the other hand, whether or not also with any other Person; and

        (m)   Agreements and understandings with Sovlux PV (the ECD-
KVANT (USSR) Joint Venture) and Suryovonics (the ECD-Indian Joint Venture) are as follows:

              (i) ECD-KVANT (USSR) License Agreement ("USSR Agreement"), January 11, 1990. This USSR Agreement was executed concurrently with an agreement between ECD and KVANT establishing a joint venture ("Sovlux") in the (now former) USSR. Pursuant to this USSR Agreement, ECD granted to the joint venture an exclusive, royalty-bearing license under ECD's
              present  and  future patents  and   technology
              to  make   photovoltaic   products ("Licensed
              Products") in the USSR and sell  worldwide  except
              in Japan,  India and in the United  States only
              through  ECD.  Licensed   Products  under  this
              Agreement were defined as materials, devices, and apparatus employing one or more photovoltaic cells.

              (ii) Revised Memorandum of Understanding ("MOU"), September 13, 1988. This MOU follows an earlier Memorandum of Understanding in 1986 in which ECD and an Indian investment group expressed their intent to establish an Indian joint venture with 40% of the equity held by ECD and 60% by the investment group. Under the MOU, ECD agreed to grant to the joint venture an exclusive license to manufacture in India and sell worldwide under ECD's present and future photovoltaic patents.

United Solar and the Subsidiaries have delivered to Bekaert accurate and complete copies of each such written Contract, and an accurate and complete written description of each such oral Contract, in each case with all modifications and amendments thereto. Since December 31, 1998, there has been no modification or termination of any Contract under circumstances which could reasonably be expected to have a material adverse effect on United Solar's or the Subsidiaries' business as conducted as of the Closing Date.

      6.14 Compliance with Contracts. Except as set forth on Schedule 6.14, with respect to the Contracts to which United Solar or the Subsidiaries are a party or by which they are bound which are required to be disclosed on any Schedule to this Agreement:

        (a) neither United Solar, nor any Subsidiary is in default under or in violation of any thereof; and

        (b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation.

Neither United Solar, ECD nor any Subsidiary has received written notice of a breach or claimed breach by United Solar or any Subsidiary or termination of any of the foregoing. To ECD's Knowledge, there is no default under or any violation of any of the foregoing by any other party thereto.

      6.15 Compliance with Laws. United Solar and the Subsidiaries are in compliance with all applicable statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to United Solar or the Subsidiaries or to the conduct of their business, and neither United Solar nor the Subsidiaries have received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

      6.16 Insurance. There are in full force and effect all liability and casualty insurance policies, necessary to properly insure the physical properties and assets of United Solar and the Subsidiaries, all as set forth in
Schedule 6.16 attached hereto. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and United Solar and the Subsidiaries are in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by United Solar and the Subsidiaries and are sufficient for compliance by United Solar and the Subsidiaries with all requirements of law and all agreements and leases to which United Solar and the Subsidiaries are a party.

      6.17 Warranty or Other Claims. There are no existing or threatened product liability, warranty or other similar claims, or any facts upon which a claim of such nature could be based, against United Solar or the Subsidiaries for products or services which are defective or fail to meet any product or service warranties.

      6.18 Permits. United Solar and the Subsidiaries have obtained all permits, registrations, licenses, franchises, certifications, authorizations, registries and other approvals (collectively, the "Approvals") required from Governmental Authorities in order for United Solar and the Subsidiaries to conduct their business, which Approvals are valid and in full force and effect, and United Solar and the Subsidiaries are operating in compliance therewith. All requests for renewals of the Approvals have been timely filed.

      6.19 Employee Benefit Programs.
           -------------------------
        (a) Schedule 6.19 lists every Employee Program (as defined below) that has been maintained (as defined below) by United Solar or the Subsidiaries at any time during the six-year period ending on the Closing Date.

        (b) Each Employee Program which has ever been maintained by United Solar or the Subsidiaries and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code section (including, without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

        (c) Neither United Solar nor any Subsidiary knows, nor should any of them have reason to know, of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by United Solar or the Subsidiaries. With respect to any Employee Program ever maintained by United Solar or the Subsidiaries, there has occurred no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to United Solar, the Subsidiaries or the Company, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or
(iii) non-deductible contribution, which in the case of (i), (ii) or (iii), could subject United Solar or the Subsidiaries to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties or taxes, or any other loss or expense. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by United Solar or the Subsidiaries, for all periods prior to the Closing Date, either have been made or have been accrued.

        (d) Neither United Solar, nor any Subsidiary (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302 (including, but not limited to, any Multiemployer Plan) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

        (e) With respect to each Employee Program maintained by United Solar or the Subsidiaries within the six years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Bekaert: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS;
(iii) the six most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any registration statement or other filing made pursuant to any federal or state securities law; (vii) all correspondence to and from any state or federal agency within the last six years with respect to such Employee Program; (viii) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; (ix) the six most recent actuarial valuation reports completed with respect to each such Employee Program; and (x) all other materials reasonably necessary for the Company to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

        (f) Each Employee Program required to be listed on Schedule 6.19 may be amended, terminated, or otherwise modified by United Solar or the Subsidiaries to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of United Solar or the Subsidiary to so amend, terminate or otherwise modify such Employee Program.

        (g) Each Employee Program ever maintained by United Solar and the Subsidiaries (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements or federal and state securities laws including, without limitation, the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state "Blue Sky" laws.

        (h) Each Employee Program ever maintained by United Solar and the Subsidiaries has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, and the Mental Health Parity Act 1996.

              (i)   For purposes of this Section:

                    (1) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, stock purchase plans, bonus or incentive award plans (including training loans), severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

                    (2) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

      6.20 Environmental Liability.  Except as set forth in Schedule 6.20:

        (a) The businesses of United Solar and its Subsidiaries have been and are operated in compliance with all foreign, federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, authorizations, certifications, registrations, approvals, certificates of compliance, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Toxic Substance Control Act, Rivers and Harbors Act, and Emergency Planning and Community Right to Know, each as amended and currently in effect (together, "Environmental, Health and Safety Laws").

        (b) Neither United Solar nor any of its Subsidiaries has caused, permitted or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance listed, described or defined in, governed by, or regulated under any Environmental, Health and Safety Law ("Hazardous Substances") at, or into or under any properties adjoining or adjacent to, any of their properties or facilities in violation of any Environmental, Health and Safety Law, and, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by United Solar or any of its Subsidiaries in violation of any Environmental, Health and Safety Law or which would require assessment, investigation or removal or remedial action under any Environmental, Health and Safety Law.

        (c) No surface or ground water, surface or subsurface soils or strata, or sediment at or under any facility or premises, currently or formerly owned, operated or leased by United Solar or any of its Subsidiaries has been contaminated by any generation, manufacture, processing, distribution, use, treatment, storage, discharge, release, disposal, transport or handling of any Hazardous Substances.

        (d) Neither United Solar nor any of its Subsidiaries has received any written notice from any Governmental Authority, any employee, agent or representative of any Governmental Authority, or any other third party, or, to ECD's Knowledge, any other communication alleging or concerning any request for information, costs, damages, expenses, penalties or violation by United Solar or any of its Subsidiaries of, or responsibility or liability of United Solar or any of its Subsidiaries under, any Environmental, Health and Safety Law. There are no pending, or to ECD's Knowledge, threatened claims, suits, actions, proceedings or investigations with respect to the businesses or operations of United Solar or any of its Subsidiaries alleging or concerning any violation of or responsibility or liability under any Environmental, Health and Safety Law, nor is there any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

        (e) United Solar and its Subsidiaries are in possession of all material approvals, permits, licenses, certificates, registrations and similar type authorizations from all Governmental Authorities under all Environmental, Health and Safety Laws with respect to the operation of the businesses of United Solar and its Subsidiaries; there are no pending or, to ECD's Knowledge, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, certificates, registrations and authorizations; and there is not any fact or condition that could give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, certificates, registrations and authorizations;

        (f)   Without in any way limiting the generality of the foregoing:

              (i) all off-site locations where United Solar or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances required by law to be disposed at a licensed disposal site are identified in Schedule 6.20;

              (ii) all current and former underground storage tanks, septic tanks, and cesspools and the operating status, capacity and contents of such tanks and cesspools, located or formerly located on any property owned, leased or operated by United Solar or any of its Subsidiaries are identified in Schedule 6.20;

              (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by United Solar or the Subsidiaries; and

              (iv) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used, stored, or located at any property owned, leased or operated by United Solar or any of its Subsidiaries.

      6.21 Employees; Labor Matters. Schedule 6.21 sets forth the total number of full-time employees and part-time employees for United Solar and each of its Subsidiaries. United Solar and the Subsidiaries are not delinquent in payments to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for them to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither United Solar, nor the Subsidiaries will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing, be liable to any of said employees for so-called "severance pay" or any other payments. United Solar and the Subsidiaries do not have any formal policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. United Solar and its Subsidiaries are in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or threatened against or involving United Solar or the Subsidiaries. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on United Solar or the Subsidiaries or the conduct of their business, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by United Solar or the Subsidiaries. Neither United Solar, nor its Subsidiaries has received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. As of the Closing Date, there were no existing claims (whether asserted or unasserted) against United Solar or the Subsidiaries for, and United Solar or the Subsidiaries have no liabilities in connection with, any workmen's compensation claims and/or COBRA claims or benefits.

      6.22 Additional  Mexican  Subsidiary's  Representations.   Except  as
set forth on Schedule 6.22:

        (a) United Solar Mexico does not have a supply agreement with any Mexican company.

        (b) United Solar Mexico has a service agreement with lawyers that was established in 1992, and the agreements with the auditors is made for specific service, such as audits, transference price study, tax review, the kind of services are provided for event and not by previous agreement.

        (c) United Solar Mexico has no relationship with any other Mexican companies, other than the submaquila carried by Sierra Powder Coating S.A. de C.V. (company with a Temporary Import Program for Exports), under an official communication issued by the Commerce Department of Mexico.

        (d) United Solar Mexico does not have any PAMA (Administrative Procedure in Custom Matters) or products kept as guarantees for any Governmental Authority.

        (e) United Solar Mexico's maquila agreement has not been amended to change its purpose. Since 1998, United Solar Mexico has been using the same maquila program in accordance with the amendments implemented by the Ministry of Commerce, and no authorization from Governmental Authorizations to change its maquila program has been requested by United Solar Mexico, so that there have not been any amendments to the maquiladora authorization.

        (f) All products produced by United Solar Mexico are exported to the United States.

        (g) United Solar Mexico has only the powers of attorney contained in notarial deeds numbers 2201, 4709 and 6338 before Notary Public number 11 and notarial deed number 5617 before Notary Public number 7.

        (h) The only utilities used by United Solar Mexico are city water, electricity, telephone service, water disposal and scrap disposal (the "Utilities"), and the agreements for the Utilities have the same conditions as provided to any other Person in Mexico.

        (i) The basic salary declared for the payments of contributions to the Social Security and the Housing Institute (INFONAVIT) has always included all benefits which according to the respective applicable laws must be considered.

      6.23 Disclosure. The representations, warranties and statements contained in this Agreement and in the related agreements and in the certificates, exhibits and schedules delivered by United Solar or ECD pursuant to this Agreement to Bekaert do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts which presently or may in the future have a material adverse effect on the business, properties, prospects, operations or condition of United Solar or the Subsidiaries which have not been specifically disclosed herein or in a Schedule furnished herewith. There is no event or circumstance which ECD or United Solar has not disclosed to Bekaert in writing which would or could reasonably be expected to have a material adverse effect on United Solar's or ECD's ability to perform this Agreement.

7.    REPRESENTATIONS AND WARRANTIES OF BEKAERT
      -----------------------------------------

      Bekaert represents and warrants to ECD that the following statements contained in this Section 7 are true, complete and correct:

      7.1 Organization; Authorization. Bekaert is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bekaert has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Bekaert in connection herewith. The execution and delivery of this Agreement and each other agreement, instrument and document to be executed by Bekaert hereunder have been duly and validly authorized and approved by Bekaert's board of directors, and no other corporate proceedings on the part of Bekaert are necessary to authorize the execution and delivery by Bekaert of this Agreement and the related documents. This Agreement and each agreement, document and instrument executed and delivered by Bekaert pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Bekaert enforceable in accordance with their terms.

      7.2 Governmental Authorities; Consents. Except for the applicable requirements of the HSR Act, Bekaert is not required to submit any notice, report or other filing with any Governmental Authority in connection with Bekaert's execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Bekaert in connection herewith and the consummation of the transaction contemplated hereby, and such execution, delivery and performance: (a) will not violate any law by which Bekaert is bound, or any agreement to which Bekaert is a party, (b) will not violate any provision of the Certificate of Incorporation or the By-Laws of Bekaert, and (c) will not result in a breach or violation of, or constitute a default under, or give rise to a right of any party to accelerate, modify or terminate, any contract, agreement, instrument or indenture to which Bekaert is a party. No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Bekaert in connection with Bekaert's execution, delivery and performance of this Agreement or any other document, instrument, or agreement to be executed and delivered by Bekaert in connection herewith.

      7.3 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Bekaert, threatened against Bekaert which would prevent or hinder the consummation of the transactions contemplated by this Agreement or the transactions contemplated hereby. To Bekaert's knowledge, there is no state of facts or event which could reasonably be expected to form the basis for such a claim, litigation, investigation or proceeding.

      7.4 Investment. Bekaert (a) understands that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Shares solely for its own account for investment purposes, not as a nominee or agent, and not with a view to the distribution thereof, (c) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (d) is an Accredited Investor as defined in Rule 501 of Regulation D of the Securities Act.

      7.5 Full Disclosure. The representations, warranties and statements contained in this Agreement and in the related agreements and in the certificates, exhibits and schedules delivered by Bekaert pursuant to this Agreement to United Solar do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. To Bekaert's knowledge, there is no event or circumstance which Bekaert has not disclosed to ECD and United Solar in writing which would or could reasonably be expected to have a material adverse effect on Bekaert's ability to perform this Agreement.

8.    COVENANTS OF UNITED SOLAR AND ECD.
      ----------------------------------

      Unless Bekaert otherwise agrees in writing, United Solar and ECD covenant as follows:

      8.1 Consents of Third Parties. United Solar and ECD shall use reasonable commercial efforts to obtain any third party consents required to consummate the transactions contemplated hereunder in accordance with the terms hereof.

      8.2 Conduct of Business. Subject to Section 8.3, from the date hereof until the Closing Date, United Solar shall conduct its business prudently and in the ordinary course consistent with past practice.

      8.3 Forbearance by United Solar. From the date hereof until the Closing Date, United Solar and the Subsidiaries shall not without the consent of Bekaert:

        (a) incur any liability other than in the ordinary course of business or pay any liability other than current liabilities and current maturities of existing long term debt;

        (b) incur any indebtedness for borrowed money or assume, guarantee or otherwise become responsible for the obligations of any other person;

        (c)   mortgage, pledge, or otherwise encumber any of its assets;

        (d) sell or transfer any of its assets other than sales of inventory in the ordinary course of business;

        (e) sell any of the inventory of United Solar or the Subsidiaries other than in the ordinary course of business;

        (f) cancel, release, or assign any obligations owed to United Solar or the Subsidiaries;

        (g) enter into any leases or contracts except for sales or purchases entered into in the ordinary course of business;

        (h) terminate any leases or contracts or make any material changes therein;

        (i)   adopt any new method of accounting;

        (j) engage in any transactions with ECD or its Affiliates, except in the ordinary course of business;

        (k)   Agree to do any of the foregoing.

      8.4 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Section 10, prior to the Closing Date, United Solar will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by United Solar in order to consummate the transactions contemplated hereby.

9.    COVENANTS OF BEKAERT
      --------------------

      Unless United Solar and ECD otherwise agree in writing, Bekaert covenants as follows:

      9.1 Consents of Third Parties. Bekaert shall use reasonable commercial efforts to obtain any third party consents required to consummate the transactions contemplated hereunder in accordance with the terms hereof.

      9.2 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Section 10, prior to the Closing Date, Bekaert will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by Bekaert in order to consummate the transactions contemplated hereby.

10.   CLOSING
      -------

      10.1 Conditions to United Solar's and ECD's Obligations. The obligations of United Solar and ECD to be performed hereunder on the Closing Date are subject to satisfaction of the following conditions on or before the Closing Date (or their waiver by United Solar and ECD):

        (a) Representations and Warranties True and Accurate as of Closing. The representations and warranties of Bekaert contained herein were true and correct as of the date of this Agreement and continue to be true and correct as of the Closing Date with the same force and effect as though made at such time; provided however, that if events subsequent to the date of this Agreement cause any representation or warranty to be incorrect as of the Closing Date, this condition shall nevertheless be deemed to be satisfied if (i) Bekaert delivers updated schedules to United Solar and ECD, and (ii) all such updated schedules remain reasonably satisfactory to United Solar and ECD;

        (b) Performance of Obligations of Bekaert. Bekaert shall have completely performed in all respects all of its covenants and other conditions hereunder;

        (c) Form of Documents. All certificates, assignments, documents of title and other documents to be delivered by Bekaert hereunder shall be in form and substance reasonably satisfactory to United Solar and ECD;

        (d)   Bekaert Certificate.   United  Solar  and  ECD  shall  have
              received an officer's certificate, in substantially the form of Exhibit 10.1(d) signed by Bekaert;

        (e) Good Standing. United Solar and ECD shall have received a good standing certificate of Bekaert dated no more than ten
              (10) days prior to the Closing Date from Bekaert's state of incorporation;

        (f) Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of any of the transactions contemplated by this Agreement;

        (g) Consents. The Company shall have received all material consents, approvals, permits, licenses and registrations of all Persons and Governmental Authorities necessary for United Solar, ECD and Bekaert to execute, deliver and perform this Agreement and all other documents, instruments and agreements contemplated herein;

        (h) Hart-Scott-Rodino. Any applicable waiting period under the HSR Act, if applicable, relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

        (i) Other. United Solar and ECD shall have received each other document and obligation required to be delivered or performed by Bekaert under the terms of this Agreement as set forth in
              Section 5.

      10.2 Conditions to Bekaert's Obligations. The obligations of Bekaert to be performed hereunder on the Closing Date are subject to satisfaction of the following conditions on or before the Closing Date (or their waiver by Bekaert):

        (a) Representations and Warranties True and Accurate as of Closing. The representations and warranties of ECD contained herein were true and correct as of the date of this Agreement and continue to be true and correct as of the Closing Date with the same force and effect as though made at such time; provided however, that if events subsequent to the date of this Agreement cause any representation or warranty to be incorrect as of the Closing Date, this condition shall nevertheless be deemed to be satisfied if (i) ECD delivers updated schedules to Bekaert, and (ii) all such updated schedules remain reasonably satisfactory to Bekaert;

        (b) Performance of Obligations of United Solar and ECD. United Solar and ECD shall have completely performed in all respects all of their covenants and other conditions hereunder;

        (c) Material Adverse Facts. There shall not have occurred after the date hereof, any events, facts, or circumstances which reflect in any material adverse way on the financial condition, assets, liabilities, business, or prospects of United Solar and ECD;

        (d) Form of Documents. All certificates, assignments, documents of title and other documents to be delivered by United Solar and ECD or their Affiliates hereunder shall be in form and substance satisfactory to Bekaert;

        (e) United Solar and ECD Certificate. Bekaert shall have received officer's certificates from United Solar and ECD, in substantially the form of Exhibit 10.2(e);

        (f) Good Standing. Bekaert shall have received good standing certificates of United Solar and ECD dated no more than ten
              (10) days prior to the Closing Date from United Solar's and ECD's state of incorporation;

        (g) Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of any of the transactions contemplated by this Agreement;

        (h) Consents. The Company shall have received all material consents, approvals, permits, licenses and registrations of all Persons and Governmental Authorities necessary for United Solar, ECD and Bekaert to execute, deliver and perform this Agreement and all other documents, instruments and agreements contemplated herein;

        (i) Reischauer Purchase. United Solar shall have purchased all of the capital stock held by the Reischauer Trust in United Solar pursuant to a valid Reischauer Agreement and evidence of cancellation of the stock certificates;

        (j) Hart-Scott-Rodino. Any applicable waiting period under the HSR Act, if applicable, relating to the transactions contemplated by this Agreement shall have expired or been terminated;

        (k) Arthur Andersen Opinion. Bekaert shall have received an opinion of Arthur Andersen satisfactory to Bekaert in its sole discretion regarding the matters contemplated by this Agreement; and

        (l) Other. Bekaert shall have received each other document and obligation required to be delivered or performed by United Solar and ECD under the terms of this Agreement as set forth in Section 5.

      10.3 Mutual Conditions to Obligations of United Solar, ECD and Bekaert. The obligations of each of United Solar, ECD and Bekaert to be performed hereunder on the Closing Date are subject to each of the following conditions having been satisfied, or waived by them, on or prior to the Closing Date:

        (a) Governmental Consents. All licenses, permits, authorizations, orders and approvals required by a Governmental Authority for the execution of this Agreement and the related documents and agreements to be signed in connection herewith and the consummation of the transactions contemplated hereby and thereby shall have been obtained and any applicable waiting periods under pertinent statutes and the rules and regulations thereunder shall have expired or terminated and no condition with respect to the transactions contemplated by this Agreement and the related documents and agreements shall have been imposed by any Governmental Authorities;

        (b) Other Deliveries. On or before the Closing Date, there shall have been delivered the following:

              (i) The Certificate of Formation of the Company in the State of Delaware;

              (ii) General bills of sale, assignment and assumption agreements (collectively, the "Bills of Sale");

              (iii) Fully executed copies of the Transaction Agreements;

              (iv) The share certificates of United Solar in United Solar Mexico, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer to the Company;

              (v) The share certificates in United Solar for the shares purchased in accordance with Section 4.1 issued to Bekaert and the Canon Agreements shall have been executed and delivered by the respective parties thereto.

        (c) Canon Closing. The contemplated purchase of Canon's ownership interest in United Solar shall have occurred, and be in form and content acceptable to ECD and Bekaert.

      10.4 Closing. If the conditions to the parties' obligations enumerated in
Section 10 are satisfied, consummation of the transactions contemplated hereby (the "Closing") shall take place on April 6, 2000, at the offices of Brouse McDowell, Cleveland, Ohio or by the exchange of documents by courier and facsimile, or on such other date as the parties may agree (the "Closing Date"). The transfers and deliveries described in this Section 10 shall be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery shall become effective until all such other transfers and deliveries have also been consummated.

11.     COVENANTS; TERMINATIONS
        -----------------------

      11.1 Aperature Warranty.
           ------------------
        (a) ECD hereby represents and warrants to Bekaert, which representation and warranty shall survive the Closing and indefinitely thereafter that a stable aperture-area efficiency of 7.5% will be demonstrated for modules all fabricated by United Solar with the 25MW Equipment. In determining whether such efficiency is demonstrated, measurements will be carried out, on representative samples, at 25(Degree)C under AMI.5 illumination. The modules (typically 4 sq. ft in area) will be light-soaked for 600 hours under one-sun condition at 50(Degree)C prior to the efficiency measurement. ECD further represents and warrants, based on the foregoing efficiency value, United Solar and the Company's products will have a rated power output depending on the aperture area of the product; provided that any reduction in such rated power output is not caused by poor workmanship and/or use of improper material or processes by United Solar or the Company.

        (b) Based on the above efficiency value, United Solar and the Company's products will have a rated power output depending on the aperture area of the product. If either, (i) an evaluation of performance as described above and feedback from long term field test data, or (ii) a deficiency in the stabilized module efficiency of the products manufactured, such as by way of example and not limitation, product returns in excess of five percent (5%) of sales per quarter, causes the business of United Solar and the Company to not be viable or materially impaired (e.g., sales, as a result of such product performance, have declined for four consecutive quarters, or product returns exceed twenty percent (20%) of sales per year); then the future of United Solar and the Company will be addressed in the following stages:

              (i) A first stage in which the problem i identified and a solution is sought; in this case, all costs associated therewith will be reimbursed by ECD through a preferred distribution by United Solar in accordance with the provisions of Section 1(d) of the Unification Agreement, if such damages are incurred prior to Unification, or in accordance with the provisions of Section 2.5 of the Close Corporation Shareholder Agreement, if such damages are incurred after Unification;

              (ii) A second stage if the problems persist for a prolonged period of time (two (2) additional consecutive quarters) and significant expenses (e.g. greater than Two Million Five Hundred Thousand US Dollars (US$2,500,000) are incurred; in this case, there will be a compensation by ECD (pursuant to the preferred distribution procedure in (i) above) for all costs associated with identifying the problem and seeking a solution as well as to make up for the loss of revenue or, at Bekaert's option to acquire an additional percentage membership interest in the Company (if prior to Unification) or United Solar (if after Unification) to compensate for such loss of revenue for the period until the problem is solved and the solution is implemented, said additional percentage interest to be determined as follows:

                        A. If prior to Unification, Bekaert shall receive, as compensation for such loss of revenue, an additional percentage membership interest in the Company equal to the percentage interest which Bekaert would have received in United Solar, as determined under (B) below, if Unification would have already occurred (i.e., United Solar will be valued for this purpose as if the operations of the Company and United Solar were combined at such time) multiplied by 1.83.

                        B. If after Unification, Bekaert shall receive, as compensation for such loss of revenue, additional shares in United Solar which shall equate to, immediately after such issuance, a percentage interest in United Solar equal to the amount which Bekaert is entitled to be compensated divided by the fair market value of United Solar at such time;

              (iii) A third stage if the problem cannot be fixed; in this case, Bekaert will at its option, either (i) receive title to all the equipment of United Solar and the Company and ECD will enter into an R&D agreement at a reduced rate (i.e. at ECD's cost) until such equipment is made operational for other purposes than PV manufacturing or (ii) liquidate the Company and/or United Solar in which case ECD and Bekaert will each receive an undivided 50% joint interest in and to all intellectual property and thereafter Bekaert will receive as preferential liquidating distributions, prior to any amounts being distributed to ECD, an aggregate amount up to Forty-Two Million US Dollars (US$42,000,000) with any liquidating amounts being distributed thereafter being in accordance with the parties' ownership percentages at such time.

        (c) All current modules manufactured and sold by United Solar are warranted to have a certain rated power.

        (d) The representations and warranties of Section 11.1 shall survive the Closing and indefinitely thereafter. The provisions of Section 12 shall not apply to the provision of this Section 11.1. In the enforcement of Section 11.1 Bekaert will be permitted to recover reasonable attorney's fees.

      11.2 Post-Closing Covenants. ECD and United Solar make the following covenants:

        (a) ECD Subsidiaries. After the Closing, at the option of Bekaert, ECD shall transfer and assign all of its right, title and interest in and to Suryovonics and Sovlux PV to United Solar at no additional payment to ECD, in a form of a transfer agreement acceptable to Bekaert. The foregoing interests will be transferred free and clear of all Liens and encumbrances.

        (b) Retained ECD Rights. Notwithstanding anything contained in this Agreement or the Transaction Agreements, United Solar and the Company agree that ECD retains the exclusive rights to manufacture Photovoltaic Equipment for United Solar, the Company and their respective subsidiaries and sublicensees provided that such Photovoltaic Equipment can be provided by ECD at a cost, quality, and on a delivery schedule competitive with that available from third party manufacturers or otherwise agreed upon by the Management Committee. ECD shall use the manufacturing expertise of Bekaert and its Affiliates in the manufacture of sputtering machines for United Solar, the Company and their Affiliates and sublicensees and shall award a contract to Bekaert and/or any of its Affiliates if such machines can be provided by Bekaert or such Affiliate at a cost, quality and on delivery schedule competitive with that available from third party manufacturers or otherwise agreed upon by the Management Committee. If any future contract is awarded to Bekaert and/or any of its Affiliates, ECD shall not mark-up the price it charges United Solar.

      11.3 Miscellaneous Covenants.
           -----------------------

        (a) Consents. United Solar, ECD and Bekaert shall cooperate with each other in preparing, filing and taking any other actions necessary with respect to any application, request or actions which are or may be necessary to obtain the consent of any government or third party to the transactions contemplated by this Agreement or which are or may be necessary or helpful in order to accomplish such transactions.

        (b) Expenses. Except to the extent otherwise specifically provided herein, Bekaert shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Bekaert, its Affiliates, or its representatives, and United Solar shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by United Solar, its Affiliates or its representatives, and ECD shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by ECD, its Affiliates or its representatives.

        (c) Assignment of Contracts, Rights. Except as set forth in Sections 10.1(g) and 10.2(h), anything contained in this Agreement or the Bills of Sale to the contrary notwithstanding, this Agreement and the Bills of Sale shall not constitute an agreement to assign any United Solar Contract or any claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of the Company hereunder. United Solar shall use commercially reasonable efforts to obtain the consent of the other party to any of the foregoing to the assignment thereof to the Company in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, the parties agree to cooperate with each other in any reasonable arrangement designed to provide for the Company the benefits thereunder, including, but not limited to, having (i) the Company act as agent for United Solar, and
              (ii) United Solar enforce for the benefit of the Company any and all rights of United Solar against the other party thereto arising out of the cancellation by such other party or otherwise.

      11.4 Notice under Canon Agreements. ECD shall promptly deliver to Bekaert a copy of any notice received or sent by ECD under the Canon Agreements.

      11.5 Termination of Bridge Loan. ECD hereby agrees and acknowledges that effective the Closing Date, Four Million US Dollars (US$4,000,000) of indebtedness loaned from ECD to United Solar shall be deemed to be, fully paid and satisfied, discharged and fulfilled.

      11.6 Termination of Conversion Rights. ECD hereby agrees and acknowledges that all of its right, title and interest in and to conversion of debt payments into shares of United Solar in accordance with the letter from United Solar to ECD and Canon dated March 19, 1999, are hereby terminated and waived, and the letter shall be of no further force and effect.

      11.7 Consolidation Covenant. ECD covenants to Bekaert that, following the Closing Date, ECD shall include in its consolidated financial statements the financial statements of United Solar so long as such consolidation is permitted under Generally Accepted Accounting Principles ("GAAP") as practiced in the United States. Based on the ownership, operating agreements and all other relevant facts, ECD has concluded, as of the Closing Date, that consolidation of United Solar into ECD is appropriate under GAAP as practiced in the United States.

12.     INDEMNIFICATION
        ---------------

      12.1 Survival of Representations and Warranties. The representations and warranties of ECD in Section 6 and Bekaert in Section 7 shall survive the Closing and continue to be binding thereafter for a period of two (2) years after the Closing Date, except that the representations and warranties contained in Section 6.8 (Taxes) and Section 6.19 (Employee Benefit Programs) shall survive the Closing and continue to be binding thereafter for the period of the statute of limitations; and the representations and warranties contained in
Section 6.20 (Environmental Liability) shall survive the Closing and continue to be binding thereafter for a period of five (5) years after the Closing Date; and the representations and warranties contained in Sections 6.1 (Organization; Authorization), Section 6.2 (Qualification), Section 6.3 (Capital Stock; Beneficial Ownership), Section 6.4 (Subsidiaries), Section 6.5 (Governmental Authorities; Consents); Section 6.6 (Real and Personal Property) and Section 6.7 (Financial Statements) shall survive the Closing and continue to be binding thereafter indefinitely.

      12.2 Indemnification by ECD. Subject to the limitations and manner of indemnification set forth in Section 12.3 below, ECD shall defend, indemnify and hold harmless Bekaert and its Affiliates (excluding United Solar and the Company) and their respective directors, officers, partners, employees, agents and representatives (the "Bekaert Indemnified Parties"), from and against all Bekaert Damages in any way arising out of or relating to, regardless of any investigation performed by Bekaert:

        (a)   Representations.
              ---------------

              (i) Any inaccuracy in or breach of any representation or warranty by ECD herein; provided that for purposes of determining an inaccuracy or a breach under this Section 12.2(a)(i), ECD makes the representations and warranties contained in Sections 6.8 through 6.23 to ECD's Knowledge; and

              (ii) Any inaccuracy in or breach of any representation or warranty by ECD herein; and

        (b) Covenants. Any breach or nonperformance of any covenant or obligation made or incurred by United Solar or ECD herein or in any other agreement or document delivered by or on behalf of United Solar or ECD in connection herewith.

      12.3 Limitations; Manner of Indemnification by ECD.
           ---------------------------------------------

        (a) Basket. For Bekaert Damages incurred under Section 12.2(a), the Bekaert Indemnified Parties shall not be entitled to indemnification until the aggregate amount of all Bekaert Damages exceeds Seven Hundred Fifty Thousand US Dollars (US$750,000) at which time the Bekaert Indemnified Parties shall be entitled to indemnification of all Bekaert Damages and not just the Bekaert Damages in excess of such amount.

        (b) Maximum Amount. Subject to the manner of indemnification set forth in Section 12.3(c) below, the maximum indemnification amount to which the Bekaert Indemnified Parties are entitled for Bekaert Damages incurred under Section 12.2(a) shall be equal to Five Million US Dollars (US$5,000,000) (the "Maximum Amount").

        (c) Manner of Indemnification. The manner in which the Bekaert Indemnified Parties will be indemnified for Bekaert Damages will be determined as follows:

              (i) Subject to the Maximum Amount, if there are Bekaert Damages arising under Section 12.2(a)(i), ECD shall indemnify the Bekaert Indemnified Parties in the amount of the Bekaert Damages up to an aggregate maximum amount of Three Million US Dollars (US$3,000,000)
                    "Cash Indemnification") and the remainder of any Bekaert Damages ("Excess Indemnification") shall be paid through a preferred distribution by United Solar in accordance with the provisions of Section 1(d) of the Unification Agreement if such damages are incurred prior to Unification or in accordance with the provisions of Section 2.5 of the Close Corporation Shareholder Agreement if such damages are incurred after Unification.

              (ii) Subject to the Maximum Amount, if there are Bekaert Damages arising under Section 12.2(a)(ii), ECD shall indemnify the Bekaert Indemnified Parties in the amount of the Bekaert Damages through a preferred distribution by United Solar in accordance with the provisions of
                    Section 1(d) of the Unification Agreement if such damages are incurred prior to Unification or in accordance with the provisions of Section 2.5 of the Close Corporation Shareholder Agreement if such damages are incurred after Unification.

              The parties understand and agree that the manner of indemnification set forth in Sections 12.3(c)(i) and 12.3(c)(ii) are mutually exclusive of each other but are in the aggregate subject to the Maximum Amount and the

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              Bekaert Indemnified Parties shall only be permitted to be
              reimbursed for Bekaert Damages from either Section 12.3(c)(i) or Section 12.3(c)(ii) for each Claim.

      12.4 Indemnification by Bekaert. Bekaert shall defend, indemnify and hold harmless ECD and its Affiliates (excluding United Solar and the Company) and their respective directors, officers, partners, employees, agents and representatives (the "ECD Indemnified Parties") from and against any claim, Liability, loss, damage, cost fee, penalty and expense (including attorneys' fees) suffered or incurred directly by the ECD Indemnified Parties in any way arising out of or relating to:

        (a) Representations. Any inaccuracy in or breach of any representation or warranty by Bekaert herein; and

        (b) Covenants. Any breach or nonperformance of any covenant or obligation made or incurred by Bekaert herein.

      12.5 Third Party Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which the Company, ECD Indemnified Parties or the Bekaert Indemnified Parties may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought written notice thereof. A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages, not an injunction or other equitable relief, and unless the party from whom indemnity is sought:

        (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and

        (b) furnishes satisfactory evidence of its financial ability to indemnify the party asserting such right to indemnity,

in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all Liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

13.   DEFINITIONS
      -----------

      13.1 Definitions. Accounting terms used herein and not otherwise defined herein shall have the meanings attributed to them under U.S. generally accepted accounting principles. When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

         "AAA" shall have the meaning set forth in Article 1 of Appendix A.

         "Act" means the Delaware Revised Limited Liability Company Act, as the same may be amended from time to time.

         "Additional Interest Agreement" shall have the meaning set forth in
Section 5.11.

         "Affiliate" of any Person shall mean any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. However, such individual, partnership, corporation, trust or other entity or association shall be deemed to be an Affiliate only as long as such control exists.

         "Agreement" shall mean this Foundation Agreement.

         "Approvals" shall have the meaning set forth in Section 6.18.


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


         "Arbitration Notice" shall have the meaning set forth in Article 1 of Appendix A.

         "Arbitrator" shall have the meaning set forth in Article 1 of Appendix A.

         "Bekaert" shall mean Bekaert Corporation, a Delaware corporation.

         "Bekaert Damages" shall mean (i) one hundred percent (100%) of any claim, Liability, loss, damage (including any diminution in value), cost, fee, penalty and expense (including attorneys' fees) (collectively, "Claim") suffered or incurred directly (as compared to indirectly through its equity ownership in United Solar and the Company) by Bekaert Indemnified Parties, and (ii) fifty percent (50%) of any Claim suffered or incurred directly by United Solar and/or the Company.

         "Bekaert Group" shall have the meaning set forth in Recital B of this Agreement.

         "Bekaert/BESS Subscription Agreement" shall have the meaning set forth in Section 5.8.

         "Bekaert Employee Lease Agreement" shall have the meaning set forth in Section 5.7(b).

         "Bekaert Indemnified Parties" shall have the meaning set forth in
Section 12.2.

         "Bills of Sale" shall have the meaning set forth in Section
10.3(b)(ii).

         "Business Day" shall mean Monday through Friday, except for a legal or bank holiday.

         "Business Plan" shall have the meaning set forth in Section 4.1 of the LLC Agreement.

         "Canon" shall mean Canon Inc., a Japanese corporation.

         "Canon Agreements" shall mean the Transaction Documents identified in the Stock Purchase Agreement, dated the Closing Date, between ECD, United Solar and Canon.

         "Cash Indemnification" shall have the meaning set forth in Section 12.3(c)(i).

         "Certificate of Formation" shall have the meaning set forth in
Section 2.1.

         "Claim" shall mean any claim, Liability, loss, damage (including any diminution in value), cost, fee, penalty and expense (including attorneys'
fees).


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


         "Close Corporation Shareholder Agreement" shall have the meaning set forth in Section 5.2.

         "Closing Date" or "Closing" shall have the meaning set forth in
Section 10.4.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall mean Bekaert ECD Solar Systems LLC, a Delaware limited liability company.

         "Contract" means any commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sale order, contract, promise, or similar arrangement evidencing or creating any obligation, whether written or oral.

         "Dispute" shall have the meaning set forth in Article 1 of Appendix A.

         "Disputing Party" shall have the meaning set forth in Article 1 of Appendix A.

         "ECD" shall mean Energy Conversion Devices, Inc., a Delaware corporation.

         "ECD-BESS Agreement" shall have the meaning set forth in Section
5.5(a).

         "ECD Indemnified Parties" shall have the meaning set forth in
Section 12.4.

         "Employee Program" shall have the meaning set forth in Section 6.19(i)(i).

         "Environmental, Health and Safety Laws" shall have the meaning set forth in Section 6.20(a).

         "Equipment Fabrication Services Agreement" shall have the meaning set forth in Section 5.4(a).

         "Equipment Lease" shall have the meaning set forth in Section
5.4(b).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Indemnification" shall have the meaning set forth in Section 12.3(c)(i).

         "Exclusive Supply Agreement" shall have the meaning set forth in
Section 5.3.

         "Formation Date" shall have the meaning set forth in Section 2.1.

         "GAAP" shall have the meaning set forth in Section 11.7.

         "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

         "Hazardous Substances" shall have the meaning set forth in Section 6.20(b).

         "HSR Act" shall mean the Hart-Scott-Rodino Act.

         "Interim Balance Sheet" shall have the meaning set forth in Section 6.7(a)(ii).

         "Intellectual Property" shall have the meaning set forth in Section
6.11.

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge" means the knowledge of the corporate officers of United Solar and ECD, after due and adequate inquiry of the appropriate management personnel.

         "LLC Agreement" shall have the meaning set forth in Section 2.1.

         "Law" shall mean any national, regional or local law, statute, regulation, decree, ordinance, rule or order, whether existing previously or as of the date hereof.

         "Leased Real Property" shall have the meaning set forth in Section 6.6(a).

         "Leases" shall have the meaning set forth in Section 6.6(a).

         "Liability" or "Liabilities" means responsibilities, obligations, duties, commitments, claims, and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

         "Licensed Products" shall have the meaning set forth in Section 6.13(m)(i).

         "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, limitation, security interest, option, mortgage, charge, pledge, or any other title defect or restriction of any kind.

         "Management Committee" shall have the meaning set forth in Section 6 of the LLC Agreement.

         "Maximum Amount" shall have the meaning set forth in Section
12.3(b).

         "Membership Interest" shall mean an interest as a member in the Company with such rights and obligations as set forth in the LLC Agreement.

         "MOU" shall have the meaning set forth in Section 6.13(m)(ii).

         "NVB" shall have the meaning set forth in Recital B of this Agreement.

         "NVB-United Solar Agreement" shall have the meaning set forth in
Section 5.5(b).

         "Noncompetition Agreement" shall have the meaning set forth in
Section 5.10.

         "Owned Real Property" shall have the meaning set forth in Section
6.6(a).

         "PCBs" shall have the meaning set forth in Section 6.20(f)(iv).

         "Person" means any individual, corporation, partnership, association or any other entity or organization.

         "Photovoltaic Equipment" means all custom equipment capable of manufacturing and processing Strip Cells and PV Products, specifically including amorphous silicon deposition equipment.

         "PV" shall mean photovoltaic.

         "PV Products" shall mean a Strip Cell or an interconnection of Strip Cells for PV electrical power whether laminated or not.

         "PV Systems" shall mean any system integrating one or more PV Products, if such system has one or more functionalities, one of which is the production of PV electrical power.

         "R&D Agreement" shall have the meaning set forth in Section 5.5(d).

         "Real Property" shall have the meaning set forth in Section 6.6(a).


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


         "Reischauer Agreement" shall mean the Stock Purchase Agreement between United Solar and the Reischauer Trust.

         "Reischauer Trust" shall have the meaning set forth in Recital A of this Agreement.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Services Agreement" shall have the meaning set forth in Section
5.6.

         "Shares" shall have the meaning set forth in Section 4.1.

         "Sovlux" shall have the meaning set forth in Section 6.13(m)(i).

         "Strip Cells" shall mean a device for PV electrical power comprising single or multiple PIN structures, a grid pattern, contacts and a coating, and intermediates thereof.

         "Subsidiary" or "Subsidiaries" shall have the meaning set forth in
Section 6.4.

         "Taxes" shall have the meaning set forth in Section 6.8.

         "Transaction Agreements" shall have the meaning set forth in Section
5.

         "25 MW Equipment" shall have the meaning set forth in Section 1.01 of the Equipment Fabrication Services Agreement.

         "Unification" shall mean the purchase by Bekaert of additional shares in United Solar in accordance with the Unification Agreement.

         "Unification Agreement" shall have the meaning set forth in Section
5.9.

         "United Solar" shall mean United Solar Systems Corp., a Delaware corporation.

         "United Solar-BESS Agreement" shall have the meaning set forth in
Section 5.5(c).

         "United Solar Contributed Assets" shall have the meaning set forth in Section 3.2.

         "United Solar Employee Lease Agreement" shall have the meaning set forth in Section 5.7(a).

         "United Solar Mexico" shall have the meaning set forth in Recital D of this

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

Agreement.

         "USSR Agreement" shall have the meaning set forth in Section 6.13
(m)(i).

         "Utilities" shall have the meaning set forth in Section 6.22(h).

14.   OTHER PROVISIONS
      ----------------

      14.1 Other Provisions. The terms of Appendix A and any Addenda are hereby incorporated herein by reference as if fully rewritten herein.



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INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                      BEKAERT CORPORATION


                                      By:     ______________________________
                                      Title:  ______________________________

                                      By:     ______________________________
                                      Title:  ______________________________



                                      UNITED SOLAR SYSTEMS CORP.

                                      By:     ______________________________
                                      Title:  ______________________________


                                      ENERGY CONVERSION DEVICES, INC.

                                      By:     ______________________________
                                      Title:  ______________________________













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